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                            [ALLEGIANT BANCORP, INC. LETTERHEAD]

                                NEWS EDITOR: for further information on this
                                ------------------------------------
                                news release, please contact Shaun R. Hayes, President (314) 692-8200 or Sandra L. Friedman, Senior Vice President & CFO (314) 692-8200.


FOR IMMEDIATE RELEASE:


                         NEWS FROM ALLEGIANT BANCORP, INC.
                         ---------------------------------

      ST. LOUIS, MO -- December 15, 1998 -- Allegiant Bancorp, Inc. (Nasdaq National Market symbol: ALLE), a St. Louis-headquartered bank holding company, today announced that on December 4, 1998 it completed the sale of its three Northeast Missouri commercial banking branch offices in Kahoka, Palmyra, and Monroe City, including deposit liabilities, loans and fixed assets, to Exchange Bank of Northeast Missouri, a subsidiary of Lincoln County Bancorp, Inc. The sale of these branches was at a premium, and will allow Allegiant Bank to concentrate on opportunities in the higher growth St. Louis metropolitan area and contiguous counties. Pursuant to these branch sales, Allegiant Bank transferred $40.2 million of deposit liabilities, and $15.3 million of total assets, including $13.5 million of total loans, to Exchange Bank of Northeast Missouri.

      As previously announced, the Board of Directors has approved an increase to five cents per share for the fourth quarter dividend to be paid on January 15, 1999 to the shareholders of record as of the close of business on December 31, 1998. Additionally, the Board declared a 20% stock dividend to be paid January 29, 1999 to holders of record as of the close of business on January 8, 1999.

      Allegiant Bancorp also announced that it has entered into a relationship with LaSalle National Bank to refinance existing debt of the parent company including an early payoff of higher rate subordinated debentures.

      Allegiant Bancorp, Inc. is the parent company of Allegiant Bank, which operates twelve branches in the St. Louis area. Allegiant offers commercial and retail products and financial services to its customers, including mortgages, trust services, home equity credit lines, debit cards and free checking.